Exhibit 99.(f)

FIRST EAGLE FUNDS
DEFERRED COMPENSATION PLAN

Section 1. PURPOSE

This First Eagle Funds Deferred Compensation Plan (the “Plan”) is intended to promote the success of First Eagle Funds, a Delaware statutory trust (the “Funds”), and the Participating Funds, and to attract and retain individuals of the highest caliber for service on the Board of Trustees of the Funds (the “Board”) and the boards of the Participating Funds by permitting them to defer receipt of their fees and to earn a return thereon. Each affiliated fund that adopts the Plan and elects to become a participating sponsor of the Plan together with the Funds shall be referred to as a “Participating Fund”. The Plan is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistent with that intent.

Section 2. ELIGIBILITY

Each member of the Board and the boards of the Participating Funds who has satisfied the share ownership guidelines in effect for such member shall be eligible to participate in and to elect to defer his or her fees in accordance with the terms of the Plan. Each such member who submits a completed election form as provided in Section 4 shall be referred to as a “Participant”.

Section 3. PLAN ADMINISTRATION

(a) The Plan shall be administered by a committee comprised of one or more members of the Board or such other person or persons appointed by the Board for such purpose (the “Plan Administration Committee”). The members of the Plan Administration Committee shall serve at the pleasure of the Board and may be appointed, removed or replaced by the Board at any time. Actions of the Plan Administration Committee shall be approved by a majority of its members; provided that the Plan Administration Committee shall have authority to delegate its duties under the Plan to one or more of its members or such other person or persons as the Plan Administration Committee may determine and shall have authority to retain counsel or other service providers to assist in the performance thereof.

(b) The Plan Administration Committee shall be responsible for the operation, management and administration of the Plan and shall have authority to interpret and to prescribe rules for the administration of the Plan, and to make all such determinations as may be necessary or advisable in connection with the administration of the Plan, including, to approve forms and procedures for Participant elections, to determine the value of accounts and the amount of payments to Participants and to establish one or more trusts or similar arrangements in connection with the Plan . Any determination by the Plan Administration Committee pursuant to the Plan shall be final, conclusive and binding upon the Funds and each affected Participant.

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Section 4. ELECTIONS

(a) A Participant’s election to defer director fees under the Plan for any year shall be evidenced by an election form (“Election Form”) in such form as may be approved by the Plan Administration Committee from time to time. The Election Form shall be properly completed and executed by the Participant and shall indicate the percentage of Board fees that the Participant wishes to defer for the year and the Participant’s investment and payment elections for the amounts deferred.

(b) Except for the first year in which a Participant becomes eligible to participate in the Plan, the Participant’s Election Form for any year must be received by the Funds not later than the last day of the next preceding year. For the first year in which a Participant first becomes eligible to participate in the Plan, the Participant’s Election Form must be received within 30 days following the date of such eligibility and shall be effective for the portion of the year following receipt thereof.

(c) A Participant’s Election Form for any year shall be irrevocable and may not be changed; provided that the Plan Administration Committee may permit a Participant to make a subsequent election with respect to the time and form of payment of amounts deferred under the Plan, in accordance with Section 4(d) or otherwise in accordance with and subject to the requirements of Section 409A(a)(4)(C) of the Code; provided, further, that the Participant shall be permitted to revise his or her election with respect to the investment of amounts deferred, in accordance with the rules and procedures established by the Plan Administration Committee from time to time.

(d) If permitted by the Plan Administration Committee, a Participant may make one or more subsequent election to delay the payment, or to change the form of payment (for example, from a lump sum to a series of installments), of amounts deferred under the Plan, subject to the following limitations:

(i) the first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

(ii) the election may not take effect until at least twelve months after the date on which the election is made and, if related to a payment to be made at a specified time or pursuant to a fixed schedule, the election may not be made less than twelve months prior to the date of the Participant’s first such payment scheduled under the Plan.

Section 5. ACCOUNTS

(a) The Funds shall establish an individual bookkeeping account (“Account”) with respect to each Participant and shall credit to each Account the amounts deferred by the Participant under the Plan as of the date on which such amounts ordinarily would have been paid to the Participant outside the Plan.

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(b) Each Account shall be adjusted based on the performance (on a fee-waived basis) of the Class A Shares of one or more of the funds constituting the First Eagle Funds and such other investment indexes as may be selected by the Plan Administration Committee, and designated by the Participant, from time to time (“Indexes”). Each Account shall be credited/debited with the investment earnings/losses attributable to the deemed investment of the Account balance in the Indexes.

Section 6. PAYMENT

Each Participant’s Account shall be paid to the Participant (or the Participant’s beneficiary) in accordance with the Participant’s Election Forms and this Section 6. Subject to Section 7, Section 8 and Section 9, unless the Participant elects payment at such other time or in such other manner as may be permitted on the Participant’s Election Form for such year, the amounts deferred by the Participant for any year, together with the investment earnings/losses credited/debited with respect to such amounts, shall be paid to the Participant as soon as practicable following the date on which the Participant ceases to serve on the Board (“Retirement”).

Section 7. UNFORESEEABLE EMERGENCY

Upon the request of any Participant, the Plan Administration Committee may authorize the payment of amounts credited to the Participant’s Account if the Plan Administration Committee determines that there is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case, that may not be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship); provided that such payment shall not exceed the amount reasonably necessary to satisfy the emergency need.

Section 8. TERMINATION AND AMENDMENT

The Board, in its sole discretion, may amend, suspend, discontinue or terminate the Plan at any time. In addition, the Plan Administration Committee shall have the right, without any Participant’s consent, to amend or modify the terms of the Plan and outstanding Election Forms, to the extent necessary or advisable to avoid adverse or unintended tax consequences, including under Section 409A of the Code. In connection with any termination of the Plan, the Board may, in its discretion, distribute the amounts deferred pursuant to the Plan, subject to and in accordance with the requirements of Section 1.409A-3(j)(4)(ix) of the Regulations under the Code (or any successor thereto). The Plan Administration Committee, at all times, shall have the right to revoke the participation by any Participating Fund in the Plan.

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Section 9. BENEFICIARIES

Each Participant may designate one or more natural persons, estates and/or trusts as beneficiaries of the Participant’s Account in the event of the death of the Participant, in accordance with the rules and procedures established by the Plan Administration Committee from time to time. If a Participant does not so designate a beneficiary, or if the Participant’s beneficiaries predecease the Participant, the Participant’s beneficiary shall be deemed to be the Participant’ surviving spouse or, if the Participant has no surviving spouse, the Participant’s benefits under the Plan shall be payable to the executor or personal representative of the Participant’s estate. In the event of death of any Participant, the Participant’s Account shall be paid to the Participant’s beneficiary as soon as practicable following the date thereof.

Section 10. UNFUNDED PLAN

The Plan shall be unfunded and no Participant (or beneficiary thereof) shall have any right, title or interest in or to any assets of the Funds or any Participating Fund or amounts credited to any Account under the Plan that are greater than a general, unsecured creditor of the Funds and the Participating Funds. All payments pursuant to the Plan shall be made solely from the general assets of the Funds and the Participating Funds.

Section 11. GOVERNING LAW

The Plan and each Election Form shall be governed by and construed in accordance with the laws of the State of New York.

Section 12. EFFECTIVE DATE

The Plan was effective as of July 1, 2006, and was amended and restated effective as of January 1, 2009.

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